Exhibit 99.1

Gulfport Energy Corporation Announces that 2020 Annual Meeting will be Held Virtually

OKLAHOMA CITY, July 6, 2020 – Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport” or the “Company”) today announced that, due to the public health impact of the coronavirus (COVID-19) pandemic, related governmental actions and the importance of safeguarding the health of its stockholders, employees and directors, the Company will hold its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) solely by means of remote communication (i.e., a virtual-only meeting). Stockholders will not be able to attend the Annual Meeting in person.

As previously announced, the Annual Meeting will be held on Thursday, July 16, 2020, at 10:30 a.m. Central Time. As described in the proxy materials for the Annual Meeting that were previously distributed, only stockholders of the Company as of the close of business on June 16, 2020, the record date, are entitled to participate in the Annual Meeting. To participate, stockholders must register for the Annual Meeting no later than 9:00 a.m. Central Time on July 15, 2020. Stockholders who are eligible to participate in the Annual Meeting can register for the Annual Meeting by emailing appropriate proof of ownership to GPOR@Proxy-Agent.com. The required proof of ownership will vary depending on whether the stockholder was a stockholder of record or a beneficial owner.

A notice regarding the change to a virtual-only meeting (the “Notice”) has been filed with the U.S. Securities and Exchange Commission. Additional information regarding the Annual Meeting and stockholder registration for, participation in and voting at the Annual Meeting is provided in the Notice.

About Gulfport

Gulfport is an independent natural gas and oil company focused on the exploration and development of natural gas and oil properties in North America and is one of the largest producers of natural gas in the contiguous United States. Headquartered in Oklahoma City, Gulfport holds significant acreage positions in the Utica Shale of Eastern Ohio and the SCOOP Woodford and SCOOP Springer plays in Oklahoma. In addition, Gulfport holds non-core assets that include an approximately 22% equity interest in Mammoth Energy Services, Inc. (NASDAQ: TUSK) and has a position in the Alberta Oil Sands in Canada through its 25% interest in Grizzly Oil Sands ULC. For more information, please visit www.gulfportenergy.com.

Investor Contact:

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550